EXHIBIT 10.1

Mr. Joel H. Newman

860 Fifth Avenue – 20H

New York, NY 10021

Dear Joel:

This letter (“Agreement”) sets forth our mutual agreement concerning your retirement from your employment with Tommy Hilfiger U.S.A., Inc., including its subsidiary and affiliated corporations (other than Tommy Hilfiger Corporation), and their respective successors, assignees, representatives, agents, shareholders, officers, directors and employees (the “Company”); provided that for purposes of the following sentence and Sections 4 and 6 hereof, the Company shall be deemed to include Tommy Hilfiger Corporation). We have agreed that you shall retire from your employment with the Company as of the date your successor commences employment or February 1, 2005, whichever is earlier (the “Retirement Date”), and as of that date, you shall cease to accrue any benefits that customarily accrue to the Company’s active employees and all officerships, and/or directorships you had at the Company will terminate. The Company agrees that your retirement will be announced on the date this Agreement is executed. The announcement will be jointly agreed upon by you and the Company. You further agree that, beginning with the Retirement Date, through March 31, 2005, you shall be available to the Company from time-to-time as reasonably needed and upon reasonable notice to you to provide advice and counsel to your successor. The Company agrees to hold you harmless and indemnify you against any liability you may incur arising out of such advice and counsel.

1.    Separation Payments.  In consideration for your signing this Agreement, subject to the conditions set forth below, you will receive:

A. Salary continuation at the rate of $950,000 per annum for a period beginning with the Retirement Date through March 31, 2006, which amounts shall be payable in substantially equal semi-monthly installments. Such salary continuation shall not be reduced by the amount of compensation and benefits you receive from other employment (including self-employment) during the salary continuation period.

B. The Company shall pay you a minimum bonus of $634,000 for the Company’s fiscal year ending March 31, 2005. However, if the Company achieves or exceeds the Company’s annual financial budget as approved by the Company’s Board of Directors for such year, you shall be entitled to a minimum bonus of $950,000. The bonus provided for herein shall be paid at the time the Company pays bonuses to its senior executives for such fiscal year, immediately following the approval of such bonuses by the Compensation Committee of the Tommy Hilfiger Corporation’s Board of Directors, or by June 15, 2005, if bonuses are not paid for that year.

C. For purposes of the Company’s Supplemental Executive Retirement Plan, you shall be treated as having remained actively employed by the Company through December 31, 2004, with the compensation provided for in the Second Amendment, dated as of December 31, 2003 (the “Second Amendment”), to the Original Employment Agreement dated as of June 12, 2000 between you and the Company (the “Original Agreement”), as amended by the First Amendment (the “First Amendment”) dated as of May 7, 2003. The Original Agreement as amended by the First Amendment and the Second Amendment hereafter is referred to as the “Employment Agreement”. As such, you shall be credited with

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street New York, NY 10018

phone 212 840 8888

a full year as of Service (as defined in the Supplemental Executive Retirement Plan) for 2004, and the compensation provided for in the Second Amendment shall be taken into account for purposes of determining your Final Average Base Salary (as defined in the Supplemental Executive Retirement Plan) under the Supplemental Executive Retirement Plan.

D. The Company shall accelerate to the date hereof the vesting of the remaining 25,000 options granted to you on May 22, 2002 (Grant Number 006090) under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, (the “Plan”) which presently are unvested. For the purpose of exercising these and all other vested options, you shall be deemed to have retired in accordance with the terms and conditions of the Plan. All vested options under the Plan shall remain exercisable for the time period specified in Section 5(h) of such Plan, as in effect on the date hereof.

You agree that the items provided for in this Section shall be subject to all applicable deductions and withholdings required by federal, state and local law. You acknowledge that you are not entitled to receive such items unless you execute this Agreement and do not revoke your signature during the seven (7) day period referred to in Section 15 below. You represent that during the term of your employment with the Company you did not breach your fiduciary duty to the Company.

You agree that the automobile benefit you have been receiving pursuant to Section 3(d) of the Employment Agreement shall cease as of the Retirement Date and, if you elect COBRA coverage, you shall be solely responsible for the payments relating thereto.

2.    Release.  In exchange for providing you with the items described in Section 1 above, you agree to waive any and all claims against the Company and release and discharge the Company from liability for any and all claims or damages that you had, have or may have against the Company as of the date of your execution of this Agreement, whether known or unknown to you, including but not limited to any claims arising under any federal, state or local law, rule or ordinance, tort, employment contract (express or implied), public policy, or any other obligation including any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York City Human Rights Law and any other labor law, employee relations, and/or fair employment practice statute, rule or ordinance and all claims for workers’ compensation, wages, monetary or equitable relief, vacation, other employee fringe benefits, benefit plans or attorney’s fees. This Agreement may not be cited as, and does not constitute any admission by the Company with respect to any aspect of your employment or termination therefrom. Nothing herein shall be deemed to release (1) Tommy Hilfiger Corporation; and (2) your rights to vested benefits you may have under the Company’s benefits plans, including without limitation, the Company’s 401(k) plan, SERP, the Company’s 2001 Stock Incentive Plan and any Company medical plan.

3.    Confidentiality and Cooperation.  You agree that you will not disclose or cause to be disclosed in any way the terms, contents or execution of this Agreement or the facts and circumstances underlying this Agreement, except in the following circumstances; (1) to your immediate family provided the persons to whom the information is to be disclosed are informed of this Section and agree to be bound by it; (2) to your tax adviser, provided such persons agree to be bound by this Section; (3) to your legal counsel; and (4) pursuant to an order of a court or governmental agency of competent jurisdiction, or for the purposes of securing enforcement of the provisions of this Agreement. You also agree that you will cooperate fully with the Company, at the Company’s expense, in connection with any existing or future litigation against the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems your cooperation necessary. You further agree that, in the event you or anyone acting on your behalf, is served with any subpoena, order, directive or other legal process involving the Company, you or your attorney shall immediately notify the Company’s Executive Vice President of Human Resources of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the Company’s Executive Vice President of Human Resources via overnight delivery (at the Company’s expense) a copy of said documents served upon you.

4.    Future Employment.  You hereby waive any rights that may accrue to you and release the Company from any liability that may arise against the Company because of any denial of employment, re-employment, reinstatement or any other remunerative relationship and to hold the Company harmless for any costs or fees it incurs as a result of your breach of this Section.

5.    Enforceability and Severability.  It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible. However, the illegality or unenforceability of any such provision shall have no effect on, and shall not impair the enforceability of the release language set forth in Section 2, provided that, if a court of competent jurisdiction in an action or proceeding to which you are a party determines that the release language set forth in Section 2 is unenforceable in any respect, you shall be required to pay to the Company the value of all amounts paid and benefits provided to you by the Company under this Agreement, net of taxes paid and not recoverable.

6.    Non-Disparagement.  You agree not to make, or cause to be made, any written or oral statements about the Company that may disparage, criticize or in any way injure the Company. The Company agrees to instruct David Dyer, Theo Killion and your successor not to disparage, criticize or injure you. The foregoing provisions shall not apply if testifying truthfully under oath pursuant to lawful court order or subpoena or otherwise responding to or providing disclosures as required by law.

7.    Covenant Not to Sue.  You represent that: (a) you have not filed any lawsuits against the Company in any court whatsoever; (b) you have not filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law; and (c) pursuant to and as part of your release of the Company herein, to the fullest extent permitted by law, and with the sole exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act (“OWBPA”) to challenge the validity of your release under the Age Discrimination in Employment Act (“ADEA”), you shall not sue or file a charge, complaint, grievance or demand for arbitration in any forum or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any kind that relates to any matter that involves the Company that occurred up to and including the date of your execution of this Agreement. You agree that you will pay all costs and expenses including, without limitation, attorney’s fees incurred by the Company in defending against any such suit, charge or complaint initiated by you and you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party. Nothing in this paragraph shall prevent you from exercising your right under the OWBPA to challenge the validity of your waiver of ADEA claims as set forth in Section 2 of this agreement.

8.    Breach by You.  You acknowledge and agree that if you breach any of your promises in this Agreement, for example, by filing or prosecuting a lawsuit or charge based on claims that you have released, such conduct would cause great damage and injury to the Company and that such provisions provide a material element of the Company’s consideration for and inducement to enter into this Agreement. Accordingly, it is expressly understood and agreed that if there is a breach by you (1) the Company may cease providing any payments and benefits not already provided hereunder; and (2) you must immediately repay to the Company the value of all payments and benefits previously received by you under this Agreement as liquidated damages, it being agreed that the Company’s monetary damages in the event of such breach would be difficult to calculate and that this amount represents a fair approximation of such damages. You further agree that the Company may, in addition to these liquidated damages and in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against you from any court having jurisdiction over this matter, restraining any further violations of this Agreement.

9.    Agreement Not Admissible.  The terms of this Agreement, including all facts, circumstances, statements and documents relating thereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose, other than to secure enforcement of the terms and conditions of this Agreement.

10.    Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, you and the Company and your and the Company’s successors (including successors by merger, consolidation or similar transactions), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

11.    Headings.  The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

12.    Entire Agreement and Applicable Law.  This Agreement contains the entire understanding between you and the Company, and supersedes any and all prior or contemporaneous understandings and agreements, written or oral, including, but not limited to, the Employment Agreement provided, however, that you agree that Section 6 of the Employment Agreement shall survive in its entirety. This Agreement shall be interpreted for all purposes under the laws of the State of New York, excluding its choice of laws principles, which are deemed inapplicable.

13.    Waiver.  The failure of you or the Company to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.    Notices  All notices hereunder shall be given in writing by personal delivery (which shall include delivery by overnight couriers such as Federal Express), facsimile or prepaid registered or certified mail, return receipt requested, to the address of the proper party as set forth below:

TO YOU:

Joel H. Newman

860 Fifth Avenue – 20H

New York, NY 10021

TO THE COMPANY:

Tommy Hilfiger U.S.A., INC.

25 West 39th Street

New York, NY 10018

Attn: Executive Vice President/Human Resources

Fax No.: (212) 548-1660

15.    Right to Counsel, Effective Date and Amendments.  Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily without duress or coercion, with a full understanding of its terms. You also acknowledge that you have been given a period of 21 days to consider the terms of this Agreement and that you have a period of seven days, from the date you sign this Agreement, to revoke your acceptance by so notifying the Company to my attention in writing by 5:00 p.m. on or before the seventh (7th) day after this Agreement is executed by you. This Agreement shall not become effective or enforceable until the revocation period of seven days has expired. Further, you acknowledge that you have been advised by the Company to discuss this Agreement with an attorney of your choice and you have had ample opportunity to do so. This Agreement may not be changed or altered, except by a writing signed by the Company and you. To accept this offer you must return this letter to me, signed and notarized.

Very truly yours,

/s/ David F. Dyer

AGREED AND ACCEPTED:

By:	/s/ Joel H. Newman 7-29-04	By:
	Joel H. Newman Date		Date

On this 29 day of July, 2004, Joel H. Newman before me personally came Joel Newman, to me known and known to me to be the individual described in and who executed the foregoing Agreement, and duly acknowledged to me that he executed the same.

/s/ Nancy Seaman

Notary Public

YOU MUST SIGN AND RETURN THIS AGREEMENT TO THE COMPANY NO LATER THAN 5:00 P.M. ON THE 21ST DAY FOLLOWING RECEIPT OF THIS DOCUMENT OR IRREVOCABLY LOSE THE OPPORTUNITY TO RECEIVE THE CONSIDERATION DETAILED HEREIN. YOU RECEIVED THIS AGREEMENT ON JULY 28, 2004.